Exhibit 10.12

Strategic Operating Committee Incentive Plan

HomeTrust Strategic Operating Committee Incentive Plan

Introduction

HomeTrust Bancshares, Inc. (“HomeTrust” or the “Bank”) is committed to rewarding senior executives for their contributions to the Bank’s success.  The HomeTrust Bancshares, Inc. Strategic Operating Committee Incentive Plan (the “Plan”) is part of a total compensation package which includes base salary, annual incentives and benefits.  The Plan is designed to:

▪	Focus executives on building a strong foundation for success and sustainability over the long term.

▪	Recognize and reward achievement of the Bank’s annual business goals.

▪	Focus executives’ attention on key business metrics.

▪	Motivate and reward superior performance.

▪	Attract and retain talent needed for the Bank’s success.

▪	Be competitive with the market.

▪	Encourage teamwork and collaboration.

▪	Ensure incentives are appropriately risk-balanced.

▪
Recognize the accomplishment of key business goals that are critical to long-term success of the organization that are less quantifiable and/or more subjective in nature by utilizing a discretionary component.

Participation and Eligibility

Each year, employees are selected for Plan participation:

▪	CEO and COO participation is determined by the Compensation Committee.

▪	The CEO and COO recommend the other named executive officers for approval by the Compensation Committee.

▪	Other participants are added by CEO and COO.

Participants are subject to meeting the following requirements:

▪
New hires must be employed prior to April 1st of the Plan year to be eligible to participate in the Plan for the performance period.  Employees hired after that date must wait until the next fiscal year to be eligible for an award under the Plan.  Eligibility begins the first full month worked.  Participants receive a pro-rated award using full months worked during the Plan year.

▪	Awards under the Plan shall be limited to individuals employed on a full-time basis by HomeTrust on the date of payment, except in the case of disability, death, or retirement.

▪
Participants on a performance improvement plan or with an unsatisfactory performance rating at the time of payment or who have given notice of resignation at the time of payment are not eligible to receive an award.

Performance Period

The Plan operates on a fiscal year schedule — July 1st through June 30th.

Incentive Award Opportunities

Each participant will have a specified target annual incentive award opportunity, expressed as a percentage of the participant’s base salary.  Incentive award opportunities are based on the participant’s job duties and responsibilities and competitive practices.

Performance Goals and Award Levels

Plan goals will be established using three performance levels:

▪
Threshold – is the minimum level of performance in which the Bank would consider it reasonable to provide a reward.  If performance is below Threshold, the payout for that goal is zero. Performance at Threshold results in a payment equal to 50% of the participant’s targeted annual incentive award opportunity.

▪
Target – is the level of performance that the Bank considers “good” performance.  Goals at this level are challenging but considered reasonably obtainable.  Performance at Target results in a payment equal to 100% of the participant’s targeted annual incentive award opportunity.

▪
Stretch – is the level of performance the Bank considers outstanding performance.  Goals at this level are challenging and considered a best case scenario.  Performance at Stretch results in a payment equal to 150% of the participant’s targeted annual incentive award opportunity, which is the highest amount to be paid under the Plan.

Performance between Threshold and Target and Target and Stretch are interpolated to provide for a range of payouts between 50% to 150% of a participant’s targeted annual incentive, based on incremental results between Threshold and Stretch performance.

Incentive Plan Performance Measures and Weights

The Plan uses a balanced scorecard with performance measures weighted between Corporate and Team/Individual goals.  All Corporate goals, weightings and Team/Individual goals for the CEO and Named Executive Officers are presented to the Compensation Committee for review and approval.  Team/Individual goals for other Plan participants are approved by the CEO and/or COO.

The following schedules are attached to this Plan document.  Schedules A and B are approved by the Compensation Committee prior to the beginning of each performance period:

Schedule A:  Award Percentages and Performance Measures Weightings
Schedule B:  Bank Goals, Weightings and Definitions
Schedule C:  Example Payout Calculation

Plan Discretion

The Plan has a portion of the Corporate and Team/Individual and goals based on discretion that allows the Compensation Committee, CEO and/or COO, as appropriate, to modify the final award based on a subjective assessment of performance and contributions to the Bank’s success.

Award Distributions

At the end of the fiscal year, performance is measured and awards amounts are calculated.  Awards are paid in cash (generally) within two and one half months following the end of the fiscal year or as soon as practical after approval of the award payout by the Board of Directors.

Awards are paid out as a percentage of a participant’s annual base earnings as of June 30th.  Base earnings are defined as the base salary in effect on June 30th and excludes referral fees, commissions and any other previously-paid performance compensation.

Payments under this Plan are considered taxable income to participants in the year paid and will be subject to tax withholding.

Risk Mitigation

HomeTrust seeks to appropriately balance risk with financial rewards in the Plan design and implementation. The compensation arrangements in this Plan are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank.

Awards may be reduced or eliminated for credit quality and/or regulatory action. Unless the Compensation Committee deems otherwise, awards will not be paid, regardless of Corporate or Team/Individual performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under this Plan, and/or 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to provide awards under this Plan.

Coordination with Other Incentives

The Plan does not inhibit the Bank from approving Plan participants for inclusion in other Bank plans, bonuses, commissions and/or incentive compensation arrangements.  The Board of Directors may make discretionary bonuses to participants regardless of their participation in this Plan.

Please see “Terms and Conditions” for further details on the Plan provisions.

Terms and Conditions

The information represented below is subject to change and does not constitute a binding agreement.

Definition of “Plan”

“Plan” refers to the HomeTrust Bancshares, Inc. Strategic Operating Committee Incentive Plan.

Definition of the “Bank”

For the purposes of this Plan, the “Bank” refers to HomeTrust Bancshares, Inc.

Effective Date

This Plan is effective July 1, 2012, and may be amended from time to time with the approval of the Board of Directors.

Performance Period/Plan Year

The performance period is July 1st through June 30th and may be referred to in this document as the Plan year.

Plan Administration

The Plan is authorized by the Board of Directors.  The Board has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan based on recommendations by the Compensation Committee.

The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with the Bank’s business objectives.

The Compensation Committee will recommend to the Board of Directors for approval all final award distributions paid to Plan participants.  Any determination by the Board of Directors will be final and binding.

Program Changes or Discontinuance

The Bank has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Bank may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.  Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement.

The Board of Directors may, at its sole discretion, waive, change or amend any of the Plan as it deems appropriate.

Plan Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Board of Directors will be final and binding.

Participation

CEO and COO participation is determined by the Compensation Committee.  Named executive officers are recommended by CEO and approved by the Compensation Committee for final approval by the Board of Directors.  Other executives may participate upon approval of the CEO and/or COO.

New employees must be employed by April 1st of the performance period (July 1 – June 30) to be considered for participation in a given Plan year.

Award Determinations

Plan participants are eligible for a distribution under the Plan only upon attainment of certain performance objectives defined under the Plan and after the approval of the award by the Board of Directors.

Performance at Threshold, Target and Stretch are interpolated to encourage and reward incremental performance improvement.

Award Distributions

Awards are paid in cash (generally) within two and one half months following the end of the fiscal year or as soon as practical after approval of the award payout by the Board of Directors.

Awards are paid out as a percentage of a participant’s annual base earnings as of June 30th.  Base earnings are defined as base salary in effect as of June 30th and excludes referral fees, commissions and any other previously-paid performance compensation.

Incentive awards are considered taxable income to participants in the year paid and will be subject to tax withholding.

New Hires, Reduced Work Schedules, Promotions, and Transfers

New hires that meet the eligibility criteria and are hired prior to April 1st of the Plan year receive a pro-rated award based on the number of full months worked during the Plan year.  New hires employed by the Bank on or after April 1st are not eligible to receive an award for the current Plan year.

Participants that are promoted or change roles where the participant becomes eligible or ineligible for an award or experience a change in incentive opportunity will receive a pro-rated award based on their status and the effective date of the promotion or role change.  Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period.  Base earnings refers to the base salary in effect of June 30thand excludes referral fees, commissions and any other previously-paid performance compensation.

Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment

To encourage employee retention, a participant must be an active employee of the Bank on the date the incentive award is paid to receive an award (please see exceptions for death, disability and retirement below.)  Participants who terminate employment during the Plan year will not be eligible to receive an award.  Participants who have given notice of resignation during the Plan year and before payout are not eligible to receive an award.

Death, Disability or Retirement

If a participant ceases to be employed by the Bank due to disability, his/her cash incentive award for the Plan year will be pro-rated to the date of termination.

In the event of death, the Bank will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant during his/her period of employment.

Individuals who retire are eligible to receive a cash incentive payout if they are actively employed through March 31st of the performance period.

Clawback

In the event that the Bank is required to prepare an accounting restatement due to the material noncompliance of the Bank with any financial reporting requirement under the securities laws, the Participants shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Bank upon receipt of written notification for any excess incentive payment amounts paid under the Plan calculation(s) which were based on financial results required to be restated.  In calculating the excess amount, the Committee shall compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated.  Participants may write a check payable to the Bank for amounts equal to the written notification.  In its discretion, the Compensation Committee has the right to adjust compensation and/or modify a Participant’s future incentive payments as it deems necessary.

Ethics Statement

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked or if paid, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Miscellaneous

Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Participation in the Plan does not confer rights to participation in other Bank programs or plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of the Bank to discharge any participant at any time for any reason.

In the absence of an authorized, written employment contract, the relationship between employees and the Bank is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state in which the participant is employed.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan is proprietary and confidential to HomeTrust Bancshares, Inc. and its employees and should not be shared outside the organization other than as required by executive compensation reporting and disclosure requirements.

Schedule A: 2013 Proposed Award Percentages and Performance Measures Weightings

		Management Incentive Plan
		Target	Weighting
Participant	Title	%	Corporate	Team/Indiv.

Ed Brodwell	COB/CEO	55%	100%	0%
Dana Stonestreet	COO/President	55%	100%	0%
Tony VunCannon	SVP/Chief Financial Officer	30%	60%	40%
Hunter Westbrook	Chief Banking Officer	30%	60%	40%
Charles Abbitt	SVP/Chief Credit Officer	30%	60%	40%
Howard Sellinger	SVP/Chief Information Officer	30%	60%	40%
Teresa White	SVP/Chief Administration Officer	30%	60%	40%

Schedule B: Bank Goals, Weightings and Definitions

	Weight
Performance Measures	CEO/ COO	Other SOC

Net Income	40%	24%

Peer ROA	40%	24%

Discretionary Component	20%	12%

Team/Individual	0%	40%

	100%	100%

Note:
Payouts for performance between Threshold and Target and Target and Stretch will be calculated using straight line interpolation.

Schedule C: Example Payout Calculation

Name

Base Salary	$184,860
STI Opportunity	30%	$55,458.00

Corporate Weighting	60%	$33,274.80
Team/Individual Weighting	40%	$22,183.20

Performance Measures	Incentive at Target	Weight	Actual Performance	Payout Calculation	Payout

Corporate
Net Income	$13,310	24%	Target	$13,310 x100%	$13,310
Peer ROA	$13,310	24%	Exactly Btw. Threshold and Target	$13,310 x 75%	$9,982
Discretionary Component	$6,655	12%	Exactly Btw. Target and Stretch	$6,655 x 125%	$8,319

Corporate Goal Achievement	$33,275	60%			$31,611

Team/Individual

Goal 1	$11,092	20%	Below Threshold	$11,092 x 0%	$ -

Goal 2	$11,092	20%	Over Stretch	$11,092 x 150%	$16,637

Team/Individual Achievement	$22,183	40%			$16,637

Grand Total	$55,458	100%			$48,248